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                                                                    EXHIBIT 99.1

                              ONEIDA NEWS RELEASE

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INVESTOR RELATIONS CONTACTS:                   PRESS CONTACT:
Gregg Denny, Chief Financial Officer           David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138                    Oneida Ltd. (315) 361-3271
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FOR IMMEDIATE RELEASE


                           ONEIDA LTD. RESCHEDULES ANNOUNCEMENT OF
                  FOURTH QUARTER AND YEAR-END RESULTS TO MARCH 17, 2004

Oneida, NY, March 9, 2004 -- Oneida Ltd. (NYSE:OCQ) today announced that the release of its results for the fourth quarter and fiscal year ended January 31, 2004 has been rescheduled from March 10, 2004 to Wednesday, March 17, 2004 after the market closes. Finalization of the results is taking longer than anticipated, primarily due to the accounting for the company's previously announced ongoing restructuring activities.

The conference call that was scheduled for March 11, 2004 also has been revised. Management will host a rescheduled conference call with analysts and investors on Thursday, March 18, 2004 at 9:00 a.m. ET to discuss the Company's results and operating performance for the fourth quarter and year ended January 31, 2004. The conference call will be broadcast live over the Internet at www.oneida.com.

To access the webcast, participants should visit the Investor Relations section of the web site at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. This will be archived for 30 days, beginning one hour after the call.

About Oneida Ltd.:
Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

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Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.